Exhibit 21
BOK FINANCIAL CORPORATION
SUBSIDIARIES OF THE REGISTRANT

Banking Subsidiaries
BOKF, National Association (1)

Other subsidiaries of BOK Financial Corporation
BOK Capital Services Corporation
BOKF Capital Corporation
BOSC, Inc.
BOKF Equity, LLC
BOKF Private Equity, LP
BOKF Private Equity Limited Partnership II
Lakeland Operating Company, LLC (6)
BOKC Real Estate Corporation (7)
BOKF - CS (Newco Valves), LLC
BOKF - CS (Global Holdings), LLC
BPE Consulting Group, LLC
BOKF - CC (Aimbridge), LLC
BOKF - CC (FSE), LLC
BOKF - CC (QAA), LLC (3)
Quality Aircraft Accessories Holding Corporation (3)
Quality Aircraft Accessories, Inc.
The Milestone Group, Inc. (5)

Subsidiaries of BOKF, National Association (1)
Affiliated BancServices, Inc.
Affiliated Financial Holding Company
Affiliated Financial Insurance Agency, Inc.
BancOklahoma Agri-Service Corporation
BancOklahoma Mortgage Corporation

BOK Delaware, Inc. (3)
BOK Financial Equipment Finance, Inc.
BOK Funding Trust (3)
BOSC Agency, Inc. (Oklahoma)
BOSC Agency, Inc. (New Mexico) (4)
BOSC Agency, Inc. (Texas) (2)
CVV Management, Inc.
CVV Partnership, an Oklahoma General Partnership
Callicotte Ranch HOA, LLC
Cottonwood Valley Ventures, Inc.
Pacesetter Leasing Company
BOKF Community Development Fund, LLC
BOKF Community Development Corporation
Cavanal Hill Investment Management, Inc.
Oklahoma New Markets Fund I, LLC
Oklahoma New Markets Fund II, LLC
Oklahoma New Markets Fund III, LLC
Oklahoma New Markets Fund IV, LLC
NGV Investment Fund LLC
MetaMarkets Preferred Series NGV
NGV Fleet Leasing I LLC
1155 West 5th Avenue, LLC
BOKF Special Assets I, LLC
BOKFCDF Fund I, LLC
4525 - 4527 Fairway, LLC

All Subsidiaries listed above were incorporated in Oklahoma, except as noted.

(1)	Chartered by the United States Government

(2)	Incorporated in Texas

(3)	Incorporated in Delaware

(4)	Incorporated in New Mexico

(5)	Incorporated in Colorado

(6)	Incorporated in California

(7)	Incorporated in Missouri